Exhibit 10.2
FIRST AMENDMENT TO
THE SYSCO CORPORATION
2004 STOCK OPTION PLAN
     Section 2.4(b) of the Sysco Corporation 2004 Stock Option Plan is hereby amended by deleting it in its entirety and replacing it with the following:
(b) The Exercise Price shall be payable in cash or by tendering (either by actual delivery of shares or by attestation) shares of Stock that are acceptable to the Committee and were valued at Fair Market Value as of the day the shares are tendered, or in any combination of cash, shares, or attested shares, as determined by the Committee.
     IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed effective as of the 20th day of February, 2008.

SYSCO CORPORATION
By:	/s/ Michael C. Nichols
	Name:	Michael C. Nichols
	Title:	Sr. Vice President, General Counsel and Secretary